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                                  Exhibit 99.1
                              For Immediate Release
                                        6


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      VALMET SIGNS LETTER OF INTENT TO ACQUIRE GSE OIL & GAS BUSINESS UNIT

   Proposed Acquisition Would Expand Valmet's Capabilities in Oil & Gas Market

     Columbia, Maryland, September 21, 1998 - Valmet Automation (USA), Inc. and GSE Systems, Inc. (Nasdaq National Market: GSES), today announced the signing of a letter of intent for Valmet to purchase substantially all of the assets of GSE's Columbia-based Oil & Gas Business Unit, including the S/3 SCADA software product. The proposed acquisition is subject to the execution of a definitive purchase agreement, which is anticipated to be completed in October. Terms of the agreement were not disclosed. The addition of GSE's business would increase Valmet's presence on the East Coast, as well as provide additional capability to offer integrated SCADA and advanced applications to the Oil & Gas pipeline industry. The proposed acquisition would also allow Valmet to offer its full range of supervisory control and information systems, applications and consulting services to an increased client base. "Acquiring GSE's Oil & Gas Business Unit is consistent with Valmet's commitment to provide high performing people and leading products to the markets it serves," said Dave Jardine, Chief Executive, SAGE Systems Division of Valmet Automation. "GSE's strengths in SCADA and advanced applications perfectly complement Valmet's industry-leading solutions." "We believe that this proposed transaction follows our previously announced initiative to refocus our company back to building a strong core business of controls and simulation," said Chris Carnavos, President of GSE Systems. "Our Process and Power Business Units remain strong performers while our Oil & Gas Business Unit, with excellent technology and people, will be more effective with the market leader such as Valmet." GSE expects to record a charge against earnings in connection with the sale during the third quarter of 1998. GSE Systems, Inc. develops and delivers business and technology solutions by applying process control, data acquisition and simulation software, systems and services to the energy, process and manufacturing industries worldwide. The company's products are used in over 700 applications, representing over 250 customers in 30 countries in the following industries: specialty chemical, food and beverage, petroleum refining, oil and gas, pharmaceutical, fossil and nuclear power generation, metals and water treatment. GSE Systems is headquartered in Columbia, Maryland with offices in Georgia, Louisiana, Texas, Arizona, Pennsylvania, North and South Carolina, and its global locations include offices in Belgium, Japan, Korea, Singapore, Sweden and Taiwan. Information about GSE Systems is available via the Internet's World Wide Web at http: www.gses.com. With major centers in Calgary, Canada and Houston, Texas and regional offices in Pennsylvania and California, Valmet Automation's SAGE Systems Division delivers supervisory control and information management systems and real time IT services and solutions to the oil and gas pipeline, water, waste water and electric utility industries worldwide. The company's spearhead product OASyS, has vaulted Valmet's installed base to more than 500 customers in over 35 countries. Global offices in Bordeaux, St. Petersburg, Helsinki, Beijing and Hong Kong support an increasing international customer base. Information about Valmet Automation, SAGE Systems Division can be found at www.valmet-oasys.com. This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the expected consummation of a transaction involving substantially all of the assets of GSE's Oil & Gas Business Unit and the future benefits Valmet Automation and GSE Systems expect to derive as a result of such transaction.
     There are a number of factors that could cause actual results to differ materially from those indicated. Such factors include, without limitation, the possibility that Valmet and GSE may be unable to agree on terms for a definitive agreement, that such terms may be different than those currently anticipated, the satisfaction of various customary closing conditions, and Valmet's success in integrating GSE's Oil & Gas Business Unit into its own operations.

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                                  Exhibit 99.1



     For further information about GSE Systems and the factors affecting its results, refer to the Company's annual report on Form 10-K for the year ended December 31, 1997 and other reports as filed with the Securities and Exchange Commission.